Exhibit 99.1

CytomX Therapeutics Appoints John A. Scarlett, M.D., to Board of Directors

South San Francisco, June 13, 2016 -- CytomX Therapeutics (Nasdaq: CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today announced that John “Chip” A. Scarlett, M.D., has joined the company’s board of directors. Dr. Scarlett brings more than 25 years of executive leadership experience in the biotechnology and pharmaceutical industry to CytomX.

“Chip’s demonstrated success and strategic vision in leading innovative, science-based drug development companies makes him an ideal fit for our board as CytomX transforms into a clinical-stage research and development organization,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “We are excited to have Chip joining us as we continue to focus intensely on advancing our Probody pipeline to create significant value for our shareholders and positively impact cancer patients’ lives."

Dr. Scarlett currently serves as chief executive officer, president and a member of the board of directors of Geron Corporation. Since February 2015, Dr. Scarlett has also served as a member of the board of directors of Chiasma, Inc. Prior to joining Geron in 2011, Dr. Scarlett served as president, chief executive officer and a member of the board of directors of Proteolix, Inc., from February 2009 until its acquisition by Onyx Pharmaceuticals, Inc., in November 2009. From February 2002 until its acquisition by Ipsen, S.A., in October 2008, Dr. Scarlett served as founder, chief executive officer and a member of the board of directors of Tercica, Inc., and also as its president from February 2002 through February 2007. From March 1993 to May 2001, Dr. Scarlett served as president and chief executive officer of Sensus Drug Development Corporation. In 1995, he co-founded Covance Biotechnology Services, Inc., and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as senior vice president of medical and scientific affairs at Novo Nordisk Pharmaceuticals, Inc. Dr. Scarlett holds a B.A. in chemistry from Earlham College and an M.D. from the University of Chicago, Pritzker School of Medicine.

About CytomX Therapeutics
CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The company uses the platform to create development-stage proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues. Investigational

Probody therapeutics are being developed that address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues, or toxicities. In addition to its proprietary programs, CytomX is collaborating with strategic partners including AbbVie, Inc., Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center, and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Corporate Communications Contact:
Canale Communications
Ian Stone
ian@canalecomm.com
619-849-5388

Investor Contact:
Trout Group
Pete Rahmer
prahmer@troutgroup.com
646-378-2973